Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRMOUNT SANTROL ANNOUNCES THIRD-QUARTER 2017 RESULTS

•	Volumes of 3.4 million tons up 5% sequentially, with Proppant Solutions volumes of 2.8 million tons up 9% sequentially

•	Revenues of $280.1 million up 20% sequentially, with Proppant Solutions revenue growth of 26% sequentially

•	Net income of $34.9 million or $0.15 per diluted share

•	Adjusted EBITDA of $72.4 million, excluding $2.4 million of non-cash stock compensation expense, up over $25 million sequentially

•	Debt refinanced with new, 5-year term loan and revolving credit facility

CHESTERLAND, Ohio, November 2, 2017 (GLOBE NEWSWIRE) — Fairmount Santrol (NYSE: FMSA), a leading provider of high-performance sand and sand-based product solutions, today announced results for the third quarter ended September 30, 2017.

Third-Quarter 2017 Results

Third-quarter 2017 revenues were $280.1 million, up 20% from $233.2 million in the second quarter of 2017 and up 108% from $134.8 million in the third quarter of 2016. Total Company volumes sold were 3.4 million tons for the quarter, up 5% from 3.3 million tons sold in the second quarter of 2017 and an increase of 42% from 2.4 million tons in the third quarter of 2016.

For third-quarter 2017, the Company had net income of $34.9 million, or $0.15 per diluted share, compared with net income of $10.5 million, or $0.05 per diluted share, in the second quarter of 2017. Net loss for third-quarter 2016 was $20.6 million, or $(0.11) per diluted share.

Adjusted EBITDA for the third quarter of 2017 was $72.4 million, which excludes non-cash stock compensation expense of $2.4 million. Second-quarter 2017 Adjusted EBITDA was $47.0 million, and excluded non-cash stock compensation expense of $2.8 million and $0.4 million from the write-off of deferred financing fees, but included $1.5 million in costs related to plant start-ups and $3.2 million of freight charges to move railcars into the Company’s active fleet.

The Adjusted EBITDA loss for the third quarter of 2016 was $4.9 million, and excluded the impact from non-cash stock compensation expense of $1.8 million, but included $9.8 million in fees related to railcar renegotiations.

“Our team successfully leveraged our strengths to capitalize on improving market conditions in the third quarter, resulting in strong profitability growth,” said Jenniffer Deckard, President and Chief Executive Officer. “We continued to relentlessly implement efficiency initiatives to both maximize the utilization of our asset base and to minimize costs. We remain focused on short-term execution, while also prioritizing key strategic investments such as the building out of our Kermit, Texas, facility and enhancing our logistics network. This dual focus will position us to meet varied and growing demand while further improving our long-term value proposition to both customers and shareholders.”

Business Segments

Proppant Solutions Segment

For the third quarter of 2017, Proppant Solutions volumes were 2.8 million tons, an increase of 9% compared with the second quarter of 2017 and a 61% increase compared with the prior-year period. Raw proppant sand volumes were 2.6 million tons, a 9% sequential increase and a 58% increase compared with the same period a year ago. Coated proppant volumes were 215,000 tons, an 11% increase compared with the second quarter of 2017 and a 118,000 ton increase from the prior-year period.

Proppant Solutions revenues were $249.8 million in third-quarter 2017, a 26% increase compared with $198.8 million in the second quarter of 2017 and an increase of over $146 million compared with $103.1 million in the third quarter of 2016. Proppant Solutions revenues were favorably impacted by higher volumes and pricing, as well as growth in value-added proppant sales. Average raw proppant sand pricing in third-quarter 2017 increased more than $7 per ton compared with average pricing in second-quarter 2017, based on a consistent mix of product, grade and distribution channel sales.

Proppant Solutions gross profit increased to $85.1 million, or over $30 per ton in the third quarter of 2017, compared with $54.4 million, or $21 per ton, in the second quarter of 2017. Second-quarter 2017 Proppant Solutions gross profit includes $1.5 million of costs related to plant start-ups and $3.2 million of freight charges to move stored railcars to the Company’s active fleet. The sequential improvement in Proppant Solutions gross profit is due to higher pricing and greater volumes coupled with an improved cost position, as the newly activated plants were more fully utilized and the Company had significantly lower costs from excess railcar storage and associated one-time freight charges. Gross profit for the segment in the third quarter of 2016 was $6.4 million.

Industrial and Recreational Products Segment

Industrial and Recreational volumes were 615,000 tons in third-quarter 2017, down 8% from the prior-year third quarter, driven by a shift of certain seasonal sales into the second quarter of 2017 and a slight decline in lower-margin raw sand sales over prior-year levels. Year-to-date volumes in the segment through the third quarter of 2017 were 1.9 million tons, roughly flat with year-to-date 2016 levels due to increased growth in higher-margin product sales that offset a decline in volumes.

Revenues for the segment were $30.3 million in third-quarter 2017, a 4% decrease from $31.6 million for third-quarter 2016. The decrease in revenue from third-quarter 2016 was primarily due to lower volumes in sales of raw sand, offset by greater sales of higher-margin products and higher pricing versus the prior-year period. Year-to-date, Industrial and Recreational revenues were $96.3 million, a 5% increase from $91.8 million for the comparable 2016 period.

In the third quarter of 2017, Industrial and Recreational gross profit was $14.4 million, or 47% of sales, compared with $13.5 million, or 43% of sales, in the third quarter of 2016. On a year-to-date basis, gross profit for the Industrial and Recreational Segment was $43.6 million, or 45% of sales, which represents 16% growth over year-to-date 2016 gross profit of $37.6 million. This segment continues to deliver year-over-year improvement in gross margin as a result of higher pricing, reductions in per ton operating costs, and a continued mix shift toward higher-margin products.

Balance Sheet and Other Information

Through the first nine months of 2017, net cash generated by operating activities was $107.5 million, largely due to higher profitability over the period, offset somewhat by an increase in cash used for working capital as a result of increased sales. Net cash used in financing activities in the nine months ended September 30, 2017 was $60.5 million, primarily the result of the second-quarter debt prepayment of $50 million and the recurring scheduled debt service payments. Cash used in investing activities for the nine months ended September 30, 2017 was $53.6 million. In the third quarter, the Company paid the first leasehold interest installment of $20 million that was due for the mineral reserves on the Kermit property. Capital expenditures in the third quarter were $22.2 million, including stripping, maintenance and growth capital, and approximately $8.5 million spent on the new Kermit facility.

As of September 30, 2017, cash and cash equivalents totaled $188.3 million, and total debt was $794.5 million, resulting in net debt of $606.2 million. The Company recently announced a new $700 million Term Loan B maturing in 2022 and a $125 million asset-based revolving credit facility that expires in 2022, which replace its prior term loan and revolving credit facilities. As part of this refinancing, the Company also used existing cash to repay a portion of its long-term debt.

“The recent debt refinancing is another positive step in our measured approach to improve our capital structure and will provide us with additional liquidity and flexibility,” said Michael Biehl, Executive Vice President and Chief Financial Officer. “Reducing total debt levels remains a top priority for Fairmount Santrol, as evidenced by the debt prepayment we made earlier in the year and as part of the recent refinancing.”

Use of Certain GAAP and Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense, income tax expense, depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA before non-cash stock-based compensation, asset impairments, and certain other income or expenses. The

Company believes EBITDA and Adjusted EBITDA are useful because they allow management to more effectively evaluate our operational performance and compare the results of our operations from period to period without regard to our financing costs or capital structure.

Conference Call

Fairmount Santrol will host a conference call and live webcast for analysts and investors today, November 2, 2017, at 10 a.m. Eastern Time to discuss the Company’s 2017 third-quarter financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the Investor Relations section of the Company’s website. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (833) 287-7902 or, for international callers, (647) 689-4466. The conference ID for the call is 95267930. A replay will be available shortly after the call and can be accessed by dialing (800) 585-8367 or (416) 621-4642. The passcode for the replay is 95267930. The replay of the call will be available through November 9, 2017.

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based product solutions used by oil and gas exploration and production companies to enhance the productivity of their wells. The Company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its expansive logistics capabilities include a wide-ranging network of distribution terminals and railcars that allow the Company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, the Company’s motto and action orientation is: “Do Good. Do Well.” For more information, visit FairmountSantrol.com.

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include: changes in prevailing economic conditions, including continuing pressure on and fluctuations in demand for, and pricing of, our products; loss of, or reduction in business from the Company’s largest customers or their failure to pay the Company; possible adverse effects of being leveraged, including interest rate, event of default or refinancing risks, as well as potentially limiting the Company’s ability to invest in certain market opportunities; the level of cash flows generated to provide adequate liquidity; our ability to successfully develop and market new products, including Propel SSP® and related products; our rights and ability to mine our property and our renewal or receipt of the required permits and approvals from government authorities and other third parties; our ability to implement and realize efficiencies from capacity expansion plans, facility reactivation and cost reduction initiatives within our time and budgetary parameters; increasing costs or a lack of dependability or availability of transportation services or infrastructure and geographic shifts in demand; changing legislative and regulatory initiatives relating to our business, including environmental, mining, health and safety, licensing, reclamation and other regulation relating to hydraulic fracturing (and changes in their enforcement and interpretation); silica-related health issues and corresponding litigation; seasonal and severe weather conditions; and other operating risks that are beyond our control.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Fairmount Santrol Holdings Inc.’s filings with the Securities and Exchange Commission (“SEC”). The risk factors and other factors noted in our filings with the SEC could cause our actual results to differ materially from those contained in any forward-looking statement.

Investor contacts:

Indrani Egleston

440-214-3219

Indrani.Egleston@fairmountsantrol.com

Matthew Schlarb

440-214-3284

Matthew.Schlarb@fairmountsantrol.com

Source: Fairmount Santrol

Fairmount Santrol

Condensed Consolidated Statements of Income (Loss)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Revenues	$280,050	$134,775	$685,859	$394,482
Cost of goods sold (excluding depreciation, depletion, and amortization shown separately)	180,582	114,873	475,470	347,466
Operating expenses
Selling, general and administrative expenses(A)	31,105	17,242	79,438	60,560
Depreciation, depletion and amortization expense	20,174	17,759	59,462	54,401
Asset impairments	—	—	—	90,654
Restructuring charges	—	—	—	1,155
Other operating expense (income)	(1,594)	9,362	(2,299)	9,266

Income (loss) from operations	49,783	(24,461)	73,788	(169,020)
Interest expense, net	12,110	16,175	37,630	50,043
Other non-operating income	—	—	—	(5)

Income (loss) before provision (benefit) for income taxes	37,673	(40,636)	36,158	(219,058)
Provision (benefit) for income taxes	2,754	(20,013)	2,126	(98,786)

Net income (loss)	34,919	(20,623)	34,032	(120,272)
Less: Net income (loss) attributable to the non-controlling interest	(25)	2	193	15

Net income (loss) attributable to Fairmount Santrol Holdings Inc.	$34,944	$(20,625)	$33,839	$(120,287)

Earnings (loss) per share
Basic	$0.16	$(0.11)	$0.15	$(0.71)
Diluted	$0.15	$(0.11)	$0.15	$(0.71)
Weighted average number of shares outstanding
Basic	224,082	183,620	223,947	168,904
Diluted	226,400	183,620	229,304	168,904

(A)	- Stock compensation expense of $2,402 and $1,799 for the three months ended September 30, 2017 and 2016, respectively, and $7,582 and $7,366 for the nine months ended September 30, 2017 and 2016, respectively, are included within selling, general, and administrative expenses.

Fairmount Santrol

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended September 30,
	2017	2016
	(in thousands)
Net income (loss)	$34,032	$(120,272)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and depletion	53,638	50,891
Amortization	9,508	8,471
Reserve for doubtful accounts	(421)	2,645
Write-off of deferred financing costs	389	—
Asset impairments	—	90,654
Inventory write-downs and reserves	1,266	10,302
(Gain) loss on disposal of fixed assets	(404)	315
Deferred income taxes and taxes payable	3,965	(80,248)
Stock compensation expense	7,582	7,366
Change in operating assets and liabilities:
Accounts receivable	(75,707)	(5,035)
Inventories	(16,920)	7,039
Prepaid expenses and other assets	(2,745)	1,873
Refundable income taxes	20,255	5,922
Accounts payable	20,659	4,723
Accrued expenses and deferred revenue	52,373	3,875

Net cash provided by (used in) operating activities	107,470	(11,479)

Cash flows from investing activities
Proceeds from sale of fixed assets	3,124	5,630
Capital expenditures and stripping costs	(36,470)	(28,712)
Leasehold interest payments for sand reserves	(20,000)	—
Earnout payments	(250)	(1,631)

Net cash used in investing activities	(53,596)	(24,713)

Cash flows from financing activities
Payments on long-term debt	(6,469)	(8,670)
Prepayments on term loans	(50,000)	(69,580)
Payments on capital leases and other long-term debt	(3,491)	(5,067)
Proceeds from option exercises	563	3,950
Proceeds from primary stock offering	—	161,862
Tax payments for withholdings on share-based awards exercised or distributed	(1,097)	(3,650)
Tax effect of stock options exercised, forfeited, or expired	—	(1,051)
Transactions with non-controlling interest	40	(551)

Net cash provided by (used in) financing activities	(60,454)	77,243

Change in cash and cash equivalents related to assets classified as held-for-sale	—	1,376
Foreign currency adjustment	768	(479)

Increase (decrease) in cash and cash equivalents	(5,812)	41,948

Cash and cash equivalents:
Beginning of period	194,069	171,486

End of period	$188,257	$213,434

Fairmount Santrol

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2017	December 31, 2016
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$188,257	$194,069
Accounts receivable, net	155,070	78,942
Inventories, net	68,304	52,650
Prepaid expenses and other assets	6,843	7,065
Refundable income taxes	823	21,077

Total current assets	419,297	353,803
Property, plant and equipment, net	767,408	727,735
Deferred income taxes	1,244	1,244
Goodwill	15,301	15,301
Intangibles, net	95,234	95,341
Other assets	7,740	9,486

Total assets	$1,306,224	$1,202,910

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$11,772	$10,707
Accounts payable	69,173	37,263
Accrued expenses and deferred revenue	85,660	26,185

Total current liabilities	166,605	74,155
Long-term debt	782,735	832,306
Deferred income taxes	10,728	7,057
Other long-term liabilities	50,300	38,272

Total liabilities	1,010,368	951,790
Equity
Common stock	2,423	2,422
Additional paid-in capital	300,281	297,649
Retained earnings	298,258	264,852
Accumulated other comprehensive loss	(16,750)	(19,002)
Treasury stock at cost	(288,662)	(294,874)
Non-controlling interest	306	73

Total equity	295,856	251,120

Total liabilities and equity	$1,306,224	$1,202,910

Fairmount Santrol

Segment Reports

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2017	2016	2017	2016	2017
	(in thousands, except volume amounts)		(in thousands, except volume amounts)		(in thousands, except volume amounts)
Volume (tons)
Proppant Solutions
Raw sand	2,616,649	1,657,799	6,931,129	4,301,124	2,393,647
Coated proppant	214,882	96,532	569,622	269,062	193,242

Total Proppant Solutions	2,831,531	1,754,331	7,500,751	4,570,186	2,586,889
Industrial & Recreational Products	614,738	668,333	1,896,947	1,916,755	686,831

Total volumes	3,446,269	2,422,664	9,397,698	6,486,941	3,273,720

Revenues
Proppant Solutions	$249,751	$103,140	$589,556	$302,705	$198,812
Industrial & Recreational Products	30,299	31,635	96,303	91,777	34,414

Total revenues	280,050	134,775	685,859	394,482	233,226
Segment gross profit
Proppant Solutions	85,101	6,356	166,820	9,419	54,373
Industrial & Recreational Products	14,367	13,546	43,569	37,597	15,717

Total segment gross profit	99,468	19,902	210,389	47,016	70,090

Fairmount Santrol

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2017	2016	2017	2016	2017
	(in thousands)		(in thousands)		(in thousands)
Reconciliation of Adjusted EBITDA
Net income (loss) attributable to Fairmount Santrol Holdings Inc.	$34,944	$(20,625)	$33,839	$(120,287)	$10,483
Interest expense, net	12,110	16,175	37,630	50,043	12,983
Provision (benefit) for income taxes	2,754	(20,013)	2,126	(98,786)	520
Depreciation, depletion, and amortization expense	20,174	17,759	59,462	54,401	19,846

EBITDA	69,982	(6,704)	133,057	(114,629)	43,832
Non-cash stock compensation expense(1)	2,402	1,799	7,582	7,366	2,763
Asset impairments(2)	—	—	—	90,654	—
Write-off of deferred financing costs(3)	—	—	389	—	389

Adjusted EBITDA	$72,384	$(4,905)	$141,028	$(16,609)	$46,984

(1)	Represents the non-cash expense for stock-based awards issued to our employees and outside directors.
(2)	Non-cash charges associated with the impairment of mineral reserves and other long-lived assets.
(3)	Represents the write-off of deferred financing fees in relation to term loan prepayment.